                                                                    EXHIBIT 10.3


                               ROBERT W. GUNDECK
                     SUNBELT EXECUTIVE EMPLOYMENT AGREEMENT

     This SUNBELT EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is dated as of April 21, 1998 (the "Effective Date"), and is entered into between SUNBELT AUTOMOTIVE GROUP, INC., a Georgia Corporation (hereinafter the "Company" or "Sunbelt"), and ROBERT W. GUNDECK, a resident of Atlanta, Fulton County, Georgia ("Executive").

     WHEREAS, the Company wishes to employ Executive as its Chief Executive Officer ("CEO") and Executive wishes to perform services for the Company as its CEO; and

     WHEREAS, the Executive and the Company desire to enter into this Executive Employment Agreement to govern the terms and conditions of Executive's employment by and with the Company.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements of the parties hereto, the parties hereby covenant and agree as follows:

                                   ARTICLE I.
                    EMPLOYMENT, DUTIES AND RESPONSIBILITIES

     1.1 EMPLOYMENT. The Company, through its Board of Directors (the "Board"), hereby agrees to employ Executive in the office of Chief Executive Officer ("CEO") of the Company, or such other senior level management position as agreed to by the parties, for the Term (defined in Section 2.1 below), and Executive hereby agrees to accept such employment on the terms and conditions set forth herein. Executive agrees to devote substantially all of his business time and efforts to the business of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (a) serving on the boards of directors of a reasonable number of other corporations or trade associations and/or charitable organizations, (b) engaging in charitable activities and community affairs, and (c) managing his and his immediate family's personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities following the Effective Date.

     1.2 DUTIES AND RESPONSIBILITIES. Commencing as of April 30, 1998, Executive shall assume the responsibilities, perform the duties and exercise the powers as CEO. Executive shall be responsible for the general management of the operating affairs of the Company (subject to the day-to-day operating control of certain of the Company's subsidiaries which the Board or the Executive committee thereof (the "Executive Committee") may specifically allocate to other senior officers of the Company or to the extent required by agreements to which the Company or any of its subsidiaries are subject (other than agreements with such senior officers), including franchise agreements with automobile manufacturers or authorized distributors thereof and shall be required to perform such duties and responsibilities as are consistent with his position and as the Board or the Executive Committee may from time to time prescribe.

     1.3 BOARD AND EXECUTIVE COMMITTEE MEMBERSHIP. During the Term, the Company will nominate Executive for election to the Board and will use its best efforts to secure Executive's election to the Board and his appointment as a member of the Executive Committee of the Board, if such a committee is appointed by the Board.

     1.4 REPORTING. Executive, in his capacity as CEO, shall report in the performance of his duties directly to the Board of Directors of the Company.

                                  ARTICLE II.
                                      TERM

     2.1 TERM. The term of Executive's employment as the CEO, or such other acceptable senior level management position, under this Agreement (the "Term") shall commence on May 1, 1998 and shall continue until the earlier of (a) June 30, 2003 or (b) the occurrence of a Change in Control (as defined in Section 6.1 below); provided that (i) the Term shall be renewed for an additional one-year period on the expiration of the original Term of this Agreement ("Renewal Term") and on each succeeding anniversary thereof (each, a "Renewal Date"), unless the Company or Executive gives written notice, at least ninety (90) days prior to a Renewal Date, of its or his intention not to so renew the Term or any Renewal Term. Any Term or Renewal Term may be terminated earlier as provided in Article V hereof.

                                  ARTICLE III.
                           COMPENSATION AND EXPENSES

     3.1 SALARY, BONUSES AND BENEFITS. As compensation and consideration for the services to be rendered hereunder during the Term (or any Renewal Term) by Executive, the Company shall pay, and Executive shall accept, the following (subject, in each case, to the provisions of Article V hereof):

     (a) BASE SALARY. Commencing May 1, 1998 and through June 30, 1999, the Company shall pay Executive an annual base salary (on an annualized basis)(the "First Year Base Salary") of Three Hundred Thousand Dollars ($300,000). Commencing July 1, 1999 and through June 30, 2000, the Company shall pay Executive an annual base salary (the "Second Year Base Salary") of Three Hundred Seventy-Five Thousand Dollars ($375,000). Commencing July 1, 2000 and through June 30, 2001, the Company shall pay Executive an annual base salary (the "Third Year Base Salary") of Four Hundred Fifty Thousand Dollars ($450,000). Commencing July 1, 2001 and through June 30, 2002, the Company shall pay Executive an annual base salary (the "Fourth Year Base Salary") of Five Hundred Fifty Thousand Dollars ($550,000). After the Fourth Year Base Salary, the Executive shall be paid an annual Base Salary commensurate with industry competitive data on comparable companies and as shall be set forth by the Compensation Committee; provided, however, the base salary shall in no event be less than the Fourth Year Base Salary. All base salary shall be payable in accordance with the normal payment procedures of the Company.

     (b) ANNUAL CASH BONUS. Commencing July 1, 1998, for each fiscal year of the Company during the Term (or any Renewal Term), the Company shall pay Executive an annual cash bonus (the "Annual Cash Bonus") as determined by the Compensation Committee (or in the absence of such a committee, by either the Executive Committee or the Board), based on satisfaction of certain performance criteria to be established by agreement between the Compensation Committee and Executive. If the Company meets certain financial and other performance targets to be agreed upon by the Compensation Committee (or in the absence of such committee, by the Executive Committee or the Board) and Executive, the annual Cash Bonus shall be targeted at an amount at least equal to fifty percent (50%) of Executive's Annual Base Salary for the applicable fiscal year but in no event shall the Annual Cash Bonus exceed the Executive's annual Base Salary for the applicable fiscal year. The Annual Cash Bonus shall be determined (prorated for the final year of employment) and paid within ninety (90) days after the end of each fiscal year of the Company during the Term (and any Renewal Term) with the first Annual Case Bonus (the "First Year Bonus") due as of June 30, 1999 and payable by July 31, 1999.

         (c) STOCK GRANT. The Company agrees to grant to the Executive the right to purchase 63,640 shares of voting common stock (the "Shares") in the Company at the price of $8.00 per share.

         (d) STOCK OPTIONS.

             (i) FIRST OPTION. In addition to the right to purchase the Shares granted above, effective as of the effective date of the resignation statement filed in connection with the IPO of the Company, the Company shall grant to the Executive, under its Incentive Stock Plan, an option ("First Option") to purchase up to 300,000 SHARES of the Company's Common Stock ("Common Stock") at the pre-IPO exercise price adopted under the Company's Incentive Stock Plan and as set forth on the Option Grant, attached hereto as Exhibit "B" and incorporated herein. The First Option shall vest and become exercisable in three (3) installments as follows: (i) 100,000 shares covered under the First Option shall vest on January 1, 1999; (ii) 100,000 shares shall vest on January 1, 2000; and (iii) 100,000 shares shall vest on January 1, 2001. The First Option shall terminate ten (10) years from the date of the grant subject to the terms and conditions of this Agreement and the Option Grant.

             (ii) SECOND OPTION. In addition to the First Option above, effective as of the effective date of the registration statement filed in connection with the Company's IPO, the Company shall grant to the Executive, under the Company's Incentive Stock Plan and the Option Grant attached hereto as Exhibit "C", an option ("Second Option") to purchase up to 50,000 SHARES of the Company's Common Stock at an exercise price equal to the price per share to the public set forth on the cover of the prospectus relating to the IPO. The Second Option will vest and become exercisable in four equal (4) installments as follows: One-fourth (1/4) of the number of shares covered under the Second Option will vest on each of the first, second, third and fourth anniversaries of the IPO Date. The Second Option shall terminate on the tenth anniversary of the IPO Date, subject to earlier termination as may be set forth in this Agreement. The Second Option is in addition to any other option award or grant which may be made to the Executive during his employment.

         (e) BENEFIT PROGRAMS. Executive shall be eligible to participate in or receive benefits under all of the Company's employee and executive benefit plans or arrangements including, without limitation, plans or arrangements providing for health and disability insurance coverage, life insurance for the benefit of Executive's beneficiaries, deferred compensation and pension benefits, and personal financial, investment, legal or tax advice, all at the highest level that is available through the Company and/or any of its Subsidiaries to their senior executive management (together, the "Benefit Programs"). In addition, Executive shall be entitled to such perquisites of employment, including, but not limited to, two (2) demo automobiles, together with insurance, etc., as are made available to the senior executive management of the Company and/or its Subsidiaries. If this Agreement is assigned to any Subsidiaries of the Company or any other party, Executive shall be granted credit for all service with the Company and/or its Subsidiaries prior to the date of such assignment for all purposes of the Benefit Programs, including, but not limited to, eligibility, vesting and benefits. To the extent permissible under applicable law, the Company agrees to take or to cause to be taken all actions necessary so that Executive will be deemed to have met such requirement. The Company agrees that whenever Executive is required to pay for coverage or benefits under a Benefit Program from his own wages, the Company shall reimburse him for the sum of the amount of such payments plus federal, state income and social security and medicare taxes on the entire reimbursement amount (including the tax on such taxes) so that Executive will not have incurred any cost in obtaining such coverage or benefit except as otherwise may be specifically set forth herein.

                 (f) VACATION. Executive shall be entitled to paid vacation during each year of the Term in an amount equal to four (4) weeks per year. Executive shall have the right to determine the time and duration of any vacation so taken, in his sole discretion. Unused vacation days may be accumulated from year to year, up to a maximum carryover of eight (8) weeks.

         3.2. EXPENSES. The Company shall reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of services hereunder during the Term, subject to the Company's policies relating to business-related expenses as in effect from time to time during the Term. The reimbursable expenses shall include a minimum of Two Hundred and Fifty Dollars ($250.00) per month.

                                   ARTICLE IV.
                               EXCLUSIVITY, ETC.

         4.1 EXCLUSIVITY. Executive agrees that during the Term (and any Renewal Term) he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company or any of its Subsidiaries, except as permitted in
Section 1.1 above and Section 4.2 below. Executive agrees that all of his activities as an employee of the Company shall be in conformity in all material respects with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement and which have been expressly communicated to him, whether orally or in writing.

         4.2 OTHER BUSINESS VENTURES. Executive agrees that, so long as he is employed by the Company, he will not have any financial or other beneficial interest in any business enterprise which is competitive with any business engaged in by the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything contained in Section 4.1 hereof, Executive may own, directly or indirectly, up to two per cent (2%) of the outstanding capital stock of any such business having a class of capital stock which is traded on any U.S. or foreign stock exchange or in the over-the-counter market.

         4.3 CONFIDENTIALITY; NON-COMPETITION. (a) Executive agrees that he will not, at any time during the Term (or any Renewal Term), and for a period of three (3) years following the termination of his employment, directly or indirectly, use or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its Subsidiaries or Affiliates (as Affiliates is defined in Section 6.2), except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include information treated as confidential or as a trade secret by the Company or any of its Subsidiaries or Affiliates, that is or has been disclosed or otherwise becomes or has become known to the Executive as a result of his employment with the Company, including but not limited to, information regarding contemplated products, models, compilations, business and financial methods or practices, marketing, merchandising and selling techniques, customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, pricing, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, strategy, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, other plans (technical or otherwise), customer and industry lists, supplier lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any of its Subsidiaries or Affiliates. Executive's obligation under this Section 4.3 (a) shall not apply to any information which is generally known to the public or hereafter becomes generally known to the public without the fault of Executive. Executive further agrees that upon termination of his employment, he will not take with him, or retain without written authorization from the Company, and will promptly deliver to the Company, all confidential information of the Company and any copies thereof, together with all notes, extracts, compilations, and other documents, records, and media that contain or are based upon a trade or business secret, process, method or means, or any other confidential information. Upon termination of his employment, Executive also shall deliver to the Company all other files, correspondence, and other communications received, maintained, and/or originated by Executive during the course of his employment and any copies thereof.

     (b)(i) Executive acknowledges that the agreements and covenants contained in this section 4.3(b) are essential to protect the value of the Company's business and assets and by virtue of his employment with the Company, Executive has obtained and will obtain knowledge, contracts, know-how, training, experience and other information relating to the Company's business operations, and there is a substantial probability that such knowledge, know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Accordingly, for a period commencing on the date of termination of Executive's employment with the Company and ending one (1) year from and after such date (the "Non-Compete Period"), Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, compete, own, operate, control, or participate or engage in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, shareholder, representative, consultant, independent contractor, guarantor, advisor or in any other manner or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, firm, corporation or other business organization or enterprise that competes with the Company (which for this purpose shall mean any business or enterprise that operates dealerships for the retail sales of new and used automobiles or trucks and businesses ancillary thereto), provided that such business or enterprise (A) is or becomes located or otherwise engaged within a 100 mile radius of the City of Atlanta, Georgia or within a 100 mile radius of any automobile or truck dealerships (and all businesses ancillary thereto) whose aggregate gross sales during the 12-month period immediately preceding the date of Executive's termination exceeded $50,000,000, and provided further that it shall not be a violation of this Section 4.3 (b) if (x) Executive owns up to one percent (1%) of the outstanding capital stock of any such business having a class of capital stock which is traded on any U.S. or foreign stock exchange or in the over-the-counter market, (y) Executive owns, operates, is employed by or is otherwise connected with an advertising agency that serves automobile dealerships, provided Executive does not personally perform any work for, or otherwise provide any advice with respect to, any account that is engaged in competitive activity with the Company, or (z) Executive is employed by or is a consultant or independent contractor for an entity that competes with the Company but Executive is employed by or is a consultant or independent contractor for a division or subsidiary of such entity that does not engage in such competitive activity. During the Non-Compete Period, Executive shall not interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any customer, client, supplier, manufacturer, distributor, consultant, independent contractor or employee of the Company.

     (c) Executive agrees that, at any time and from time to time during and after the Term (or any Renewal Term) he will execute and all documents which the Company may reasonable request to effectuate the provisions of this
Section 4.3.


                                   ARTICLE V.
                                  TERMINATION

     5.1 TERMINATION BY THE COMPANY. The Company shall have the right to terminate Executive's employment at any time, with or without "Cause."

          (a) TERMINATION FOR CAUSE. For purposes of this Agreement, "Cause" shall mean:

              (i) Executive is convicted of or enters a plea of guilty to any felony under federal or state law (except under any state's laws regulating the enforcement of motor vehicles involved in accidents);

              (ii) Executive engages in conduct that constitutes gross neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company;

              (iii) Executive refuses to follow the instructions, orders or directives of the Board or the Executive Committee with respect to his duties and responsibilities as set forth in this Agreement, provided that such refusal shall constitute Cause only if the instruction, order or directive in question has been furnished to Executive in writing and provided further that such refusal shall not constitute Cause if Executive has a good faith and reasonable belief, based on advice of counsel, that to follow such instruction, order or directive would be unlawful;

              (iv) Executive engages in any of the following acts which have a material adverse impact on the financial condition of the Company:

                    (A) actual fraud or other material acts of dishonesty in fulfulling his assigned responsibilities hereunder; or

                    (B) the willful or grossly negligent destruction of any material amount of the company's tangible property.

          The Board shall notify Executive of its intent to terminate him with Cause by providing written notice ("Notice of Cause") stating in as much detail as possible the particular event, act or acts, or failure or failures to act, that constitute the grounds on which the proposed termination for Cause is based; such Notice of Cause must be given within fifteen (15) days of the date any of the members of the Board (exclusive of Executive) learns of the circumstances giving rise to the Notice of Cause. Executive shall have fifteen
(15) days after receipt of the Notice of Cause in which to cure or otherwise correct the circumstances detailed, provided that in the event any such cure or correction is incapable upon reasonable diligence of being completed within such fifteen (15) day period, Executive shall be entitled to commence a cure or correction within said fifteen (15) day period and thereafter diligently and continuously pursue such cure or correction to completion. Executive may also, within such fifteen (15) day period, request by written notice that the Board hold a hearing at which Executive may contest the proposed termination with Cause. The hearing shall be held on a date set by the Board within fifteen
(15) days of the date the Board receives Executive's notice requesting a hearing regarding the proposed termination with Cause. If Executive does not request a hearing and the circumstances described in the Notice of Cause have not been cured within the fifteen (15) day period following the date of the Notice of Cause,

Executive shall be deemed terminated for Cause, effective as of the day the Notice of Cause was given by the Company.

          (b) TERMINATION WITHOUT CAUSE. The Company may terminate Executive without Cause upon sixty (60) days advance written notice to Executive and such termination shall not constitute a breach of this Agreement.

     5.2  TERMINATION BY EXECUTIVE.

          (a) TERMINATION FOR GOOD REASON. Termination for "Good Reason" shall mean a termination of Executive's employment at the Executive's initiative following the occurrence, without Executive's written consent, of one or more of the following events:

               (i) A material reduction in Executive's then current annual Base Salary or his Annual Cash Bonus;

               (ii) The failure to elect or re-elect Executive to the Board, or his removal, as CEO of the Company or such other senior level executive management position acceptable to Executive or his removal as a full voting member of the Board of Directors, without the Executive's consent except as otherwise contemplated by Executive's nomination and election pursuant to
Section 1.3;

               (iii) Any (A) diminution in Executive's duties other than changes which neither individually nor in the aggregate will or will likely cause any actual or perceived material reduction in his powers, duties and responsibilities as enumerated in this Agreement, or (B) assignment to Executive of duties which are either fundamentally or materially inconsistent with his position as CEO of the Company;

               (iv) As a result of a breach by the Company or the Chairman of the Board or the Chairman of the Executive Committee, Executive determines that he cannot carry out his duties and responsibilities as CEO or such other senior level management position in the manner contemplated by this Agreement;

               (v) The occurrence of a Change in Control (as defined in Section 6.1 hereof);

               (vi) The failure of the Company to obtain the absolute and unqualified assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or stock of the Company within 15 days after a merger, consolidation, sale or similar transaction.

               (vii) The modification of any of the responsibilities, duties and authority of the Company's senior executive management without Executive's prior written consent.

               (viii) The Company fails to make any payments due to the Executive hereunder or otherwise materially breaks its obligations under this Agreement.

          Prior to his termination for Good Reason, Executive shall give written notice ("Notice of Good Reason") to the Board of his intention to terminate this Agreement for Good Reason, such Notice of Good Reason (A) to state in detail the particular event, act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and (B) to be given within fifteen (15) days of his learning of such event, act or acts or failures to act. The Company shall have fifteen
(15) days after the date that the Notice of Good Reason has been received by the Board in which to cure or correct the circumstances giving rise to the Notice of Good Reason. If the Company fails to cure such conduct within such fifteen (15) day cure period, Executive's employment shall be terminated for Good Reason as of the expiration of the fifteen (15) day cure period.

          (B) VOLUNTARY TERMINATION. Executive shall have the right to terminate his employment at any time without cause (a "Voluntary Termination"). A Voluntary Termination that is not a Termination for Good Reason or the result of Disability (as hereafter defined) shall be effective upon sixty (60) days advance written notice to the Company and shall not constitute a breach of this Agreement.

     5.3 DEATH. In the event Executive dies during the Term (or any Renewal
Term), Executive's employment under this Agreement shall automatically terminate effective upon the date of Executive's death.

     5.4 DISABILITY. In the event that Executive shall suffer a Disability which shall prevent him from performing services hereunder for a period of at least one hundred and twenty (120) consecutive days, the Company shall have the right to terminate the Agreement, which shall be effective upon written notice to Executive. "Disability" means a physical or mental condition which renders Executive incapable of performing Executive's regular duties hereunder. In the event of any disagreement between Executive and the Company as to whether Executive is suffering from a Disability, the determination of Executive's Disability shall be made by one or more board certified licensed physicians practicing the specialty of medicine applicable to Executive's disorder in the Atlanta metropolitan area in accordance with the provisions of this Section. If either the Company or Executive desires to initiate the procedure provided in this Section, such party (the "Initiating Party") shall deliver written notice to the other party (the "Responding Party") in accordance with the provisions of this Agreement specifying that the Initiating Party desires to proceed with a medical examination and the procedures specified in this Section. Such notice shall include the name, address and telephone number of the physician selected by the Initiating Party (the "Disability Examination Notice"). If the Responding Party fails within ten (10) days after the receipt of the Disability Examination Notice to designate a physician meeting the standards specified herein, the physician designated by the Initiating Party in the Disability Examination Notice shall make the determination of Disability as provided in this Section. If the Responding Party by written notice notifies the Initiating Party within ten (10) days of the receipt by the Responding Party of the Disability Examination Notice by notice specifying the physician selected by the Responding Party for purposes of this Section, then each of the two physicians as so designated by the respective parties shall each examine Executive. Examinations shall be made by each such physician within ten (10) days of such physician's respective designation. Each physician shall render a written report as to whether in such physician's opinion Executive is suffering a Disability. If the two physicians agree on the status of Executive for purposes of this Section, such determination shall be conclusive and dispositive for all purposes of this Section. If the two physicians cannot so agree, the two physicians shall jointly select a third physician meeting the standards specified in this Section within ten (10) days after the later report of the two physicians is submitted. The third physician shall render a written report on the status of Executive within ten (10) days of selection and such report shall be dispositive for purposes of this Section. For purposes of this Section, Executive agrees that he shall promptly submit to such examinations and tests as such physicians shall reasonably request for purposes of making a determination of Disability as provided herein. Failure of Executive to submit to the examination as required by this Section shall constitute a conclusive admission by the Executive that Executive is suffering from a Disability as provided herein.

     5.5 SEVERANCE PAY UPON TERMINATION. Amounts due under this Section 5.5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty, provided that such payments shall be Executive's exclusive remedy relating to the termination of his employment hereunder.

          (a) FOR CAUSE/VOLUNTARY TERMINATION/END OF TERM. In the event of termination of Executive's employment (i) by the Company for Cause, (ii) by Executive other than for Good Reason, or (iii) by reason of either party's election not to extend the Term as provided in Section 2.1 hereof, the Company shall pay to Executive any annual Base Salary and any Annual Cash Bonus earned (for a full fiscal year or prorated for a partial fiscal year) but not paid to Executive prior to the effective date of such termination, and Executive shall be entitled to other additional benefits in accordance with the benefit plans of the Company. In addition, Executive and his spouse shall be entitled to continued participation in all medical, dental and hospitalization coverage as set forth in Section 5.5(e) hereof.

          (b) GOOD REASON/WITHOUT CAUSE/CHANGE IN CONTROL. In the event of termination of Executive's employment (i) by the Company other than for Cause,
(ii) by Executive for Good Reason or (iii) as a result of a Change in Control, then the Executive shall receive the following:

               (i) Base Salary. The Executive shall be paid all earned but unpaid annual Base Salary and will continue to receive his current annual Base Salary (subject to withholding of all applicable taxes) for the remainder of the Term (or any Renewal Term) of this Agreement. For purposes hereof, the Executive's "current base annual salary" shall be the highest rate in effect during the six-month period prior to the termination of Executive's employment. The amounts due hereunder for the annual Base Salary shall be paid in a single lump payment which shall be paid within ninety (90) days of the effective date of termination.

               (ii) Bonuses and Incentives. The Executive shall receive any Annual Cash Bonus then earned (for a full fiscal year or prorated for a partial fiscal year) plus bonus payments from the Company for the thirty-six
(36) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average of the Annual Cash Bonuses paid to him for the two calendar years immediately preceding the calendar year in which such termination occurs (provided that calendar years prior to 1998 shall not be considered). Any Annual Cash Bonus that the Executive had previously earned but which may not yet have been paid as of the date of termination shall be due and payable. All such bonus amounts shall be paid in a single lump sum payment which shall be paid not later than ninety days after his termination.

               (iii) Health and Life Insurance Coverage. The Executive shall receive post-termination medical, dental, and hospitalization insurance coverage as provided in Section 5.5(e).

               (iv) Employee Retirement Plans. In addition to the benefits provided herein, to the extent permitted by the applicable plan, the Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement plans, maintained by the Company in effect as of the effective date of the termination of his employment. The Executive's participation in such retirement plans shall continue for a period of thirty-six (36) months from the effective date of the termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Executive under (i) and (ii) above shall be treated (unless otherwise excluded) as compensation under such plans. If continued participation in any plan is not permitted or if any such plan does not continue to exist, the Company shall pay to the Executive and, if applicable, his designated beneficiary, a supplemental benefit equal to the present value on the effective date of termination of employment (calculated as provided in the plan) of the excess of (A) the benefit the Executive would have been paid under such plan if he had continued to be covered for the 36-month period (less any amounts he would have been required to contribute) with assumed earnings calculated at eight percent (8%) per annum, over (B) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.

         (v) Effect of Lump Sum Payment. The lump sum payments under subparagraphs (i) or (ii) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in subparagraph (iv) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period of thirty-six (36) months.

         (vi) Effect of Death. The benefits payable or to be provided under this Agreement shall not cease in the event of the Executive's death and such benefits shall be payable to his designated beneficiary (in accordance with Section 7.2 hereof) or, if none, the legal representative of Executive's estate.

         (vii) Restricted Stock; Options. Any restricted stock and/or options awarded to and granted to the Executive but not yet vested shall immediately vest and become exercisable by the Executive as provided in Section 5.6(b).

     (c) DISABILITY. In the event of termination of Executive's employment for Disability as described in Section 5.4 hereof, Executive shall be entitled to receive any annual Base Salary and any annual Cash Bonus then earned (for a full fiscal year or prorated for a partial fiscal year) plus Executive's annual Base Salary for the remainder of the Term (or any Renewal Term). Executive and his spouse shall be entitled to continued participation in medical, dental and hospitalization coverage as set forth in Section 5.5(e) hereof and, if not prohibited by law, in all other employee plans and programs in which they were participating on the date of termination of Executive's employment due to Disability until the date, or dates, Executive and his spouse receive similar coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

     (d) DEATH. In the event of termination of Executive's employment due to death, then, in addition to the amounts and other benefits described in this Agreement, the Company shall pay to the legal representative of Executive's estate his annual Base Salary plus his average Annual Cash Bonus for a period of one (1) year following the death of the Executive.

     (e) POST-TERMINATION MEDICAL, DENTAL AND HOSPITALIZATION INSURANCE COVERAGE. In the event of termination of Executive's employment for any reason whatsoever, Executive and his spouse shall be entitled to continued participation in all of the Company's medical, dental and hospitalization insurance plans at the Company's expense until the date on which Executive is employed by any Person other than the Company, or any Affiliate or Subsidiary of the Company, and Executive becomes eligible for medical, dental and hospitalization insurance coverage through such other Person's plan.

     (f) GOLDEN PARACHUTE PAYMENTS. If the aggregate present value (determined as of the effective date of termination of employment of Executive in accordance with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the ''Code'') (or any successor section thereof) and the regulations and rulings thereunder (''Section 280G'')) of the sum of (i) severance payments made to Executive due to his termination for Good Reason as a result of a Change in Control under this Section, and (ii) all other payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company would result in an excess parachute payment (as determined under Section 280G), then the Company shall pay to Executive an additional severance amount under this Subsection (f) equal to the sum of (A) the amount of tax imposed by Code Section 4999 upon excess parachute payments received by Executive, and (B) federal and state income and social security/medicare taxes (including interest and penalties) payable on both the tax amount in (A) and the entire amount paid under (B), such that Executive is reimbursed for, and has no out-of-pocket expenses with respect to, the cost of all income taxes and social security/medicare taxes (including interest and penalties) payable upon amounts paid to Executive under this Subsection (f).


     5.6  TREATMENT OF RESTRICTED STOCK AND OPTIONS UPON TERMINATION

          (A) FOR CAUSE/VOLUNTARY TERMINATION. In the event of termination of Executive's employment (i) by the Company for Cause, or (ii) voluntarily by Executive other than for Good Reason, the Restricted Stock and/or Options, to the extent not then vested and exercisable on the date of such termination, shall be immediately canceled. To the extent the Restricted Stock and/or Options are then vested and exercisable on the date of such termination, they may be exercised (A) in the event of termination by the Company for Cause, for a period of ninety (90) days after the date of such termination, or (B) in the event of Voluntary Termination by Executive for a period of one (1) year after the date of such termination.

          (B) WITHOUT CAUSE, FOR GOOD REASON, CHANGE IN CONTROL OR DUE TO RETIREMENT, DEATH, OR DISABILITY. In the event of the termination of Executive's employment by the Company without Cause, by Executive for Good Reason, as a result of a Change in Control, or due to the Retirement, Death, or Disability of Executive, all grants of restricted stock and all stock options granted to Executive pursuant to the Restricted Stock Agreement and the Company's Incentive Stock Plan, respectively, shall, to the extent not then vested and exercisable on the date of such termination, become immediately vested and exercisable for a period of ninety (90) days after the date of such termination, or such longer period of time as is permitted under the applicable plan or grant.

     5.7 NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Article V, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as specifically provided for fringe benefits in this Article V.

                                   ARTICLE VI
                               CHANGE IN CONTROL

     6.1 CHANGE IN CONTROL. A "Change in Control" shall mean the occurrence of any one of the following events:

     (a) Prior to an IPO, the shareholders of the Company or any of its Affiliates (as defined in Section 6.2 below, individually or collectively, sell or otherwise transfer to persons or entities who are not Affiliates of the Company, in one transaction or a series of related transactions, 75% or more of the Voting Stock (as defined below) of the Company or any of its Affiliates;

     (b) Any "person," as such term is used in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13s-3 promulgated under that act (other than an Affiliate of the Company or any "person" who was a "beneficial owner" of 10% or more of the Voting Stock of the Company on the date hereof or who has received Voting
Stock from Executive), of 50% or more of the Voting Stock of the Company or any of its Affiliates prior to any IPO and 40% or more of the Voting Stock of the Company or any of its Affiliates after an IPO;

     (c) The majority of the Board consists of individuals other than "Incumbent Directors," which term means the members of the Board on the date of this Agreement (excluding Executive) or otherwise designated pursuant to various agreements among the Company's stockholders in effect on the date hereof; provided, that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

     (d) All or substantially all of the assets or business of the Company or any of its Affiliates is disposed of pursuant to a merger, consolidation or other transaction other than to an Affiliate of the Company (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 50% or more of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

     (e) The consummation of (i) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or Affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding Common Stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or Affiliate thereof) (at least fifty percent (50%) of the outstanding Common Stock of the Company or such surviving entity or parent or Affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of the Company; or

     (f) The occurrence of any other event or circumstances which is not covered by (a) through (e), above, which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, the Board adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

     6.2 OTHER TERMS. For the purposes of this Agreement, (i) "Affiliate" of a specified person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, and in the case of a specified person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or issue; (ii)
"Voting Stock" shall mean capital stock of any class or classes having voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and (iii) "IPO" shall mean the completion of an underwritten sale of Common Stock or securities convertible into Common Stock of the Company (or an entity formed by the Company for the purpose of issuing Common Stock (or securities convertible into Common Stock) in connection with the IPO) pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended.

                                  ARTICLE VII.
                                 MISCELLANEOUS

     7.1  INDEMNIFICATION.

          (a) The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or preceding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the written request of the Company as a director, officer, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee, trustee, or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's articles of incorporation or bylaws or resolutions of the Company's Board of Directors and the Georgia Business Corporation Code against all cost, expense, liability and loss (including, without limitation, reasonable attorney's fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive in the event he has ceased to be a director, officer, member, employee, trustee, or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Executive shall not be required to repay the amount of such advance unless it shall ultimately be determined in the proceeding that he has acted willfully and was grossly negligent in conduct giving rise to the Proceeding.

          (b) The failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payments of amounts claimed by Executive under Section 7.1(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, shall create a presumption that Executive has met the applicable standard of conduct.

          (c) The Company agrees to maintain appropriate insurance coverage for directors' and officers' liability, errors and omissions and/or blanket liability protecting against any cost arising from a Proceeding which may be assessed against Executive. Such coverage shall be provided at the highest level provided for any employee, director or officer of the Company.

     7.2 BENEFIT OF AGREEMENT; ASSIGNMENT; BENEFICIARY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successor, heirs, distributes, devises and legatees. If Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate. Without limiting the foregoing, Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     7.3 NOTICES. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telephone or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company of 5901 Peachtree Dunwoody Road, Building B, Suite 250, Atlanta, Georgia 30328, Attention: General Counsel, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to 2660 WEST WESLEY ROAD, ATLANTA, GEORGIA 30327 or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

     7.4 AMENDMENT. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     7.5 WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     7.6 HEADINGS. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     7.7 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Georgia without reference to the principles of conflict laws.

     7.8 AGREEMENT TO TAKE ACTIONS. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

     7.9 SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     7.10 INVALIDITY AND SEVERABILITY. The invalidity or unenforceability of any one or more of the particular provisions of this Agreement shall not affect the enforceability of the other provisions hereof, all of which are inserted conditionally on their being valid in law, and in the event one or more provisions contained herein shall be invalid, this Agreement shall be construed as if such invalid provision had not been inserted, and if such invalidity shall be caused by any value, any price, the length of any period of time, the size of any area, or the scope of activities set forth in any provision hereof, such value, price, period of time, area, or scope shall be considered to be adjusted to a value, price, period of time, area or scope which would cure such invalidity. The parties hereto agree that the covenants and obligations contained in this Agreement are severable and divisible, that none of such covenants or obligations depends on any other covenant or obligation for its enforceability, that each such covenant and obligation constitutes an enforceable obligation between the Company and Executive, that each such covenant and obligation shall be construed as an agreement independent of any other provision of this Agreement, and that the existence of any claim or cause of action by one party to this Agreement against another party to this Agreement, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party to this Agreement of any such covenants or obligations.

     7.11 ENTIRE AGREEMENT. This Agreement, the exhibits attached hereto and the Agreements and documents referred to herein, contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understanding, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     7.12 RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall, at the election of either Executive or the Company, be resolved by binding arbitration, to be held in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation, provided, however, in the event the Executive incurs legal fees and other expenses in seeking to obtain any benefits provided by this Agreement or to enforce any rights or provisions of this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay the Executive's reasonable legal fees and expenses incurred in obtaining such benefits or enforcing this Agreement. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises.

     7.13 REPRESENTATIONS. The Company represents that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement to which it is a party or by which it is bound. Executive represents that there is no agreement to which he is a party or by which he is bound that would be violated by the performance of his obligations under this Agreement.

     7.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.


SUNBELT AUTOMOTIVE               Executive:
GROUP, INC.

By:    Charles                      /s/ ROBERT W. GUNDECK
       --------------------         ---------------------

Title: COO                              ROBERT W. GUNDECK
       --------------------             -----------------